Exhibit 99.1

The Sheridan Group, Inc. Announces Closing of Senior Secured Notes Offering and Amendment and Extension of its Working Capital Facility

Hunt Valley, Maryland – April 15, 2011 – The Sheridan Group, Inc. (the “Company”) today announced the closing of an offering of $150 million aggregate principal amount of 12.5% senior secured notes due 2014 (the “New Notes”) in an unregistered offering through a private placement and the settlement of its previously announced cash tender offer and consent solicitation (the “Tender Offer”) with respect to its existing 10.25% senior secured notes due 2011 (the “Old Notes”).

Concurrently with the closing of the offering of the New Notes, the Company amended and restated its existing working capital facility with Bank of America, N.A.  The working capital facility now provides for borrowings of up to $15.0 million and is scheduled to mature on April 15, 2013.

The New Notes and related guarantees were offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The New Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

The Company used a portion of the net proceeds from the sale of the New Notes, as well as funds drawn under its amended and restated working capital facility and cash on hand, to repurchase $136,574,000 of the Old Notes, approximately 95.6% of the outstanding aggregate principal amount of the Old Notes, in settlement of the Tender Offer.  Having received the requisite consent from the holders of the Old Notes in the Tender Offer, the Company, certain of its subsidiaries, The Bank of New York Mellon, as trustee and collateral agent, and Bank of America, N.A., executed a fourth supplemental indenture (the “Fourth Supplemental Indenture”) amending the indenture relating to the Old Notes.  The Fourth Supplemental Indenture eliminates substantially all of the restrictive covenants, certain events of default and the security interest in the assets of the Company held for the benefit of holders of the Old Notes. In addition, the Fourth Supplemental Indenture reduces the minimum notice period for a redemption from thirty days to three days prior to a redemption date.

The Company also issued a notice of redemption for the remaining outstanding principal amount of Old Notes.  On April 19, 2011, the Company expects to redeem the remaining principal amount outstanding of the Old Notes at a redemption price equal to 100.00% of the aggregate principal amount of the Old Notes to be redeemed, plus accrued and unpaid interest on the Old Notes to the redemption date.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Company Information and Forward Looking Statements

About The Sheridan Group, Inc.

Located in Hunt Valley, Maryland, The Sheridan Group is comprised of The Sheridan Press, Dartmouth Printing Company, Dartmouth Journal Services, United Litho, The Dingley Press, and Sheridan Books. Each company has a market specialty – scholarly journals, magazines, catalogs, or books. The Sheridan Group is a leading provider of print, publishing and technology solutions to publishers, associations, university presses, and catalogers. www.sheridan.com.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections.  Forward-looking statements involve inherent risks and uncertainties and typically can be identified by the use of words such as “intends,” "will," "expect," "estimate," "anticipate," "forecast," "plan," "believe" and similar terms.  The Sheridan Group, Inc. cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement.  Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and the anticipated use of proceeds.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Sheridan Group, Inc. does not undertake to update any of these statements in light of new information or future events.

Contact:

Bob Jakobe
Telephone:	(410)785-7277 ext. 112
Email:	bob.jakobe@sheridan.com